SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 15, 2004

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation	000-14209 (Comission File Number)	38-2633910 (IRS Employer Identification No.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	48801 (Zip Code)

Registrant’s telephone number,
including area code: (989) 463-3131

Item 7.	Financial Statements and Exhibits.

Exhibit

99.1 Press release dated January 15, 2004

Item 12	Results of Operations and Financial Condition.

On January 15, 2004, Firstbank Corporation issued a press release announcing results for the fourth quarter and full year 2003 results. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 15, 2004	FIRSTBANK CORPORATION (Registrant)

By:	/s/ Samuel G. Stone
Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1	Press Release dated January 15, 2004.

EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: January 15, 2004	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Highlights for the Quarter and Full Year Include:

•	Record earnings of $12.1 million for 2003, with earnings per share (diluted) of $2.07

•	Strong commercial and commercial real estate loan growth, up 5.2% for the quarter and 7.9% for the year

•	Net interest margin improved 0.09% from the third quarter to 4.51% in the fourth quarter

•	Quarterly earnings impacted by the sharp decline in mortgage activity

•	Increased share repurchase activity

•	Continuing strong asset quality and capital ratios

Alma, Michigan (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation announced net income of $12,056,000 for the year ended December 31, 2003, compared to $11,825,000 for 2002, an increase of 2.0%. Earnings per share were $2.07, up 1.5% from $2.04 for the same period of 2002. Returns on average assets and average equity for the year 2003 were 1.58% and 14.5%, respectively, compared with 1.58% and 15.5%, respectively, in 2002. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2003.

For the quarter ended December 31, 2003, net income was $2,513,000 compared to $3,232,000 for the quarter ended December 31, 2002, a decrease of 22%. Results for the quarter were impacted by the sharp drop in mortgage re-finance activity that occurred nationwide in the latter part of the third quarter and even further declines throughout the fourth quarter. Gain on sale of securities in the fourth quarter of 2003 of $381,000 was mostly related to the sale of an equity holding that had a low yield compared to other investments. Earnings per share were $0.43, down 23% from $0.56 for the same quarter of 2002. Returns on average assets and average equity for the fourth quarter were 1.30% and 11.7%, respectively, compared with 1.67% and 16.3%, respectively, in the quarter ended December 31, 2002.

Strength in Firstbank’s loan generation returned in the fourth quarter of 2003. Total loans grew 5.8% in the fourth quarter of 2003, led by 5.2% growth in the commercial and commercial real estate portfolios and 6.5% in residential mortgage loans held on the balance sheet. At December 31, 2003, total loans stood at 4.7% over the level at December 31, 2002, and commercial and commercial real estate loans were up 7.9%.

Non-interest bearing deposits, the lowest interest costing funds, were virtually unchanged at December 31, 2003, compared to September 30, 2003, but were 4.2% over the year-ago level. Total deposits have declined slightly in 2003.

Firstbank Corporation repurchased 176,100 shares of its common stock in 2003, including 80,900 shares in the fourth quarter, under the share repurchase program announced July 23, 2002, and increased as announced November 25, 2003. (These share repurchase amounts are not adjusted for the December 2003 stock dividend.) Shareholders’ equity declined 0.6% in the fourth quarter as the impact of share repurchase and cash dividends exceeded increases from retained earnings and share issuance related primarily to dividend reinvestment and stock option exercises. The ratio of average equity to average assets stood at 11.1% in the fourth quarter of 2003, compared to 10.2% in the fourth quarter of 2002.

Firstbank Corporation’s net interest margin improved by 0.09% to 4.51% in the fourth quarter of 2003 compared to 4.42% in the prior quarter and 4.70% in the fourth quarter of 2002. The strong loan growth in the fourth quarter of 2003 absorbed short-term, low yielding, liquid assets and provided higher yield on earning assets and improved net interest margin.

Mr. Sullivan stated, “After two years of benefit from positioning the company to have earnings propelled by the mortgage boom, we now find ourselves in the expected lull between the strong winds of mortgage refinance and our expectation of a resumption of growth in the business cycle. We are making adjustments to prepare ourselves. Many of our existing staff had shifted their attention and efforts to the mortgage business over the past two years and we incurred additional expense for temporary and part time help to accommodate that very profitable business. In the fourth quarter we released the temporary and part time help, took additional steps to complete consolidation of loan operations, and refocused existing staff on developing good quality loan and deposit relationships. We also believe that we have our banks’ balance sheets positioned to provide benefits to our net interest margin and to earnings from increasing interest rates, which we are anticipating as a part of the business cycle.”

A sharp drop in mortgage activity occurred nationwide in the latter part of the third quarter of 2003, and volumes declined to very low levels during the fourth quarter of 2003 compared to earlier quarters. For Firstbank Corporation, gain on sale of mortgage loans of $515,000 in the fourth quarter of 2003 was 80% below levels in the third quarter of 2003 and also 80% below levels in the fourth quarter of 2002. Due to the unusually high level of mortgage activity in the first eight months of 2003, the full year gain on sale of mortgages was 46% higher than in 2002. Throughout the heavy re-finance activity, Firstbank Corporation’s servicing portfolio continued to grow. The principal balance of loans serviced for others increased to $464.4 million as of December 31, 2003, an increase of 0.3% from $463.1 million at September 30, 2003, and an increase of 24% from $373.8 million at December 31, 2002.

As costs associated with the high levels of mortgage activity through August of 2003 were reduced, salaries and employee benefits expense decreased 7.6% in the fourth quarter of 2003 compared to the third quarter of 2003.

Firstbank’s asset quality measures remained strong. The ratio of non-performing loans to loans increased to 0.22% as of December 31, 2003, compared to 0.16% at September 30, 2003, but was well below the 0.63% at December 31, 2002. Net charge-offs of loans in the fourth quarter of 2003 totaled $114,000, or 0.07% annualized as a percentage of average loans, compared to $193,000, or 0.13% annualized as a percentage of average loans in the third quarter of 2003 and $297,000, or 0.20% annualized in the fourth quarter of 2002. For the year 2003, net charge-offs of loans were $461,000, down 31% from $672,000 in 2002. These measures of asset quality continue to be at levels considered in the industry to be favorable. In conjunction with the strong asset quality measures the provision for loan losses was trimmed to $105,000 in the fourth quarter of 2003, compared to $115,000 in the third quarter of 2003 and $353,000 in the fourth quarter of 2002. For full year 2003 the provision totaled $550,000, down from $1,170,000 in 2002.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $776 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank - Alma; Firstbank (Mt. Pleasant); Firstbank - West Branch; Firstbank - Lakeview; and Firstbank - St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., and Raymond James Financial Services Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three months Ended:			Twelve months Ended:

	Dec 31 2003	Sep 30 2003	Dec 31 2002	Dec 31 2003	Dec 31 2002

Interest income:
Interest and fees on loans	$ 10,047	$ 10,071	$ 11,226	$ 40,989	$ 45,387
Investment securities
Taxable	399	439	539	$ 1,818	2,310
Exempt from federal income tax	254	255	265	1,035	1,138
Short term investments	44	113	115	387	413

Total interest income	10,744	10,878	12,145	44,229	49,248

Interest expense:
Deposits	1,812	2,000	2,762	8,533	12,004
Notes payable and other	1,000	1,020	1,065	4,065	4,257

Total interest expense	2,812	3,020	3,827	12,598	16,261

Net interest income	7,932	7,858	8,318	31,631	32,987
Provision for loan losses	105	115	353	550	1,170

Net interest income after provision for loan losses	7,827	7,743	7,965	31,081	31,817

Noninterest income:
Gain on sale of mortgage loans	515	2,561	2,629	8,560	5,879
Service charges on deposit accounts	630	653	638	2,534	2,419
Gain on sale of securities	381	0	8	390	17
Mortgage servicing	64	(470)	(323)	(1,100)	(709)
Other	1,083	1,575	1,166	5,494	4,527

Total noninterest income	2,673	4,319	4,118	15,878	12,133

Noninterest expense:
Salaries and employee benefits	4,012	4,344	3,782	16,198	14,247
Occupancy and equipment	912	950	985	3,725	3,672
Amortization of intangibles	76	75	91	336	362
FDIC insurance premium	21	23	23	90	95
Michigan single business tax	(17)	57	68	175	174
Other	1,757	2,307	2,251	8,371	7,688

Total noninterest expense	6,761	7,756	7,200	28,895	26,238

Income before federal income taxes	3,739	4,306	4,883	18,064	17,712
Federal income taxes	1,226	1,431	1,651	6,008	5,887

Net Income	$ 2,513	$ 2,875	$ 3,232	$ 12,056	$ 11,825

Per Share Data:
Basic Earnings	$ 0.44	$ 0.51	$ 0.57	$ 2.13	$ 2.09
Diluted Earnings	$ 0.43	$ 0.49	$ 0.56	$ 2.07	$ 2.04
Dividends Paid	$ 0.19	$ 0.19	$ 0.17	$ 0.75	$ 0.67

Performance Ratios:
Return on Average Assets*	1.30%	1.47%	1.67%	1.58%	1.58%
Return on Average Equity*	11.7%	13.4%	16.3%	14.5%	15.5%
Net Interest Margin (FTE *	4.51%	4.42%	4.70%	4.50%	4.80%
Book Value Per Share+	$ 15.20	$ 15.20	$ 14.23	$ 15.20	$ 14.23
Average Equity/Average Assets	11.1%	11.0%	10.2%	10.9%	10.2%
Net Charge-offs	114	193	297	461	672
Net Charge-offs as a % of Average Loans^*	0.07%	0.13%	0.20%	0.08%	0.11%

* Annualized
+ Period End
^ Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Dec 31 2003	Sep 30 2003	Dec 31 2002

ASSETS

Cash and cash equivalents:
Cash and due from banks	$ 27,442	$ 24,325	$ 29,945
Short term investments	5,703	34,954	30,602

Total cash and cash equivalents	33,145	59,279	60,547

Securities available for sale	70,731	69,889	63,451
Federal Home Loan Bank stock	4,929	4,857	4,746
Loans:
Loans held for sale	4,160	3,296	9,663
Portfolio loans:
Commercial	112,263	98,458	97,951
Commercial real estate	203,080	201,436	194,194
Residential mortgage	204,927	192,348	198,730
Real estate construction	55,160	49,346	47,103
Consumer	57,557	57,459	60,685
Credit card	2,587	2,583	2,732

Total loans	639,734	604,926	611,058
Less allowance for loan losses	(11,627)	(11,634)	(11,536)

Net loans	628,107	593,292	599,522

Premises and equipment, net	18,103	17,470	17,514
Goodwill	4,880	4,880	4,880
Other intangibles	2,698	2,773	3,158
Other assets	13,628	12,198	13,702

TOTAL ASSETS	$ 776,221	$ 764,638	$ 767,520

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	102,296	102,272	98,148
Interest bearing accounts:
Demand	181,642	181,532	177,018
Savings	95,395	96,732	83,020
Time	188,221	193,269	218,723

Total deposits	567,554	573,805	576,909

Securities sold under agreements to
repurchase and overnight borrowings	47,069	29,357	30,358
FHLB Advances and notes payable	67,255	66,286	68,584
Accrued interest and other liabilities	8,599	8,936	11,488

Total liabilities	690,477	678,384	687,339

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 10,000,000 shares authorized *	76,214	68,704	68,934
Retained earnings	8,564	16,118	9,755
Accumulated other comprehensive income	966	1,432	1,492

Total shareholders' equity	85,744	86,254	80,181

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 776,221	$ 764,638	$ 767,520

* Common stock shares issued and outstanding	5,642,304	5,672,596	5,636,505

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.22%	0.16%	0.63%
Non-Perf. Loans + OREO / Loans^ + OREO	0.26%	0.25%	0.73%
Non-Performing Assets / Total Assets	0.21%	0.20%	0.57%
Allowance for Loan Loss as a % of Loans^	1.83%	1.93%	1.92%
Allowance / Non-Performing Loans	822%	1204%	303%

Quarterly Average Balances:
Total Loans^	$ 615,474	$ 594,667	$ 603,978
Total Earning Assets	$ 714,907	$ 721,778	$ 716,749
Total Shareholders' Equity	$ 85,028	$ 84,774	$ 78,560

Total Assets	763,503	770,108	766,871
Diluted Shares Outstanding	5,814,986	5,856,802	5,788,546

^ Total Loans less loans held for sale